Vanguard 500 Index Fund Series 1
Exhibit 77.Q.1


74. Condensed balance sheet data
										($000's omitted)
A.   Cash										$30,451
B.   Repurchase agreements							$158,954
C.   Short-term debt securities other that repurchase agreements	$23,234
D.   Long-term debt securities including convertible debt		$0
E. Preferred, convertible preferred and adjustable rate pfd. stock$0
F. Common stock									$105,344,547
G. Options on equities								$0
H. Options of all futures							$0
I. Other Investments								$20,114
J. Receivables from portfolio instruments sold				$257,988
K. Receivables from affiliated persons					$0
L. Other receivables								$330,449
M. All other assets								$0
N. Total assets									$106,165,737
O. Payables for portfolio instruments purchased				$315,771
P. Amounts owed to affiliated persons					$38,813
Q. Senior long-term debt							$0
R. Other liabilities								$0
1.  Reverse repurchase agreements						$0
2.  Short sales									$0
3.  Written options								$0
4.  All other liabilities							$227,890
S.  Senior equity									$0
T.  Net assets of common shareholders					$105,583,263

75. Average net assets during the current reporting period:
B.  Monthly average 								$103,887,279